                                                                     EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

                                          JURISDICTION OF
NAME OF SUBSIDIARY                        INCORPORATION          BUSINESS NAME
------------------                        ---------------        -------------
BTG Technology Systems, Inc. *               Virginia               Tech Systems

Concept Automation, Inc. of America *        Virginia               CAI

Delta Research Corporation                   Virginia               Delta

BTG Technology Resources, Inc.               Florida                BTR

Nations, Inc.                                New Jersey             Nations

STAC, Inc.                                   Virginia               STAC

BTG Systems Engineering, Inc.                Virginia               Systems Engineering

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*    A wholly-owned subsidiary of BTG Technology Resources, Inc.